EXHIBIT 5.1

Sharon D. Mitchell, Attorney at Law

SD Mitchell & Associates, PLC

829 Harcourt Rd. ∙ Grosse Pointe Park, Michigan 48230

57492 Onaga Trail ∙ Yucca Valley, California 92284

(248) 515-6035 (Telephone) ∙ (248) 751-6030 (Facsimile) ∙ sharondmac2013@gmail.com

________________________________________________________________________

23 January 2015

Mr. Gannon Giguiere

President/Chief Executive Officer

Separation Degrees – One, Inc.

77 Geary Street, 5th Floor

San Francisco, California 94108

Re: Form S-1/A Registration Statement

Dear Mr. Giguiere:

You have requested that I furnish you my legal opinion with respect to the legality of the following described securities of Separation Degrees – One, Inc. (the “Company”) covered by a Form S-1 Registration Statement (“Registration Statement”), filed with the Securities and Exchange Commission for the purposed of registering such securities under the Securities Act of 1933:

1.	20,000,000 shares of Separation Degrees – One, Inc. Common Stock, $0.0001 par value (“Shares”) offered for sale by the Company; and
2.	99,100,000 shares of Separation Degrees – One, Inc. Common Stock, $0.0001 par value (“Shares”) owned by existing Shareholders to be registered (not for sale)

In connection with this opinion, I have examined the corporate records of the Company, including the Company’s Certificate of Incorporation, Bylaws, and the Registration Statement and Prospectus, as well as such other documents and records as I deemed relevant in order to render this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based on the forgoing and in reliance thereon, and subject to the qualification and limitations set forth below, I am of the opinion that the Company is duly organized in the State of Delaware, validly existing and in good standing as a corporation under the laws of the State of Delaware.

Mr. Gannon Giguiere

Separation Degrees – One, Inc.

23 January 2015

It is my opinion that all of the 20,000,000 shares of Common Stock offered for sale by our Company, and described in the S-1 Registration Statement, have been duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Delaware.

It is my further opinion that all of the 99,100,000 shares of Common Stock held by our existing Shareholders, that are being registered, but not offered for resale, and described in the S-1 Registration Statement, have been duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Delaware.

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and I do not purport to express any opinion on the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding the use of my name under the heading “Legal Matters” in the Prospectus constituting a part of such Registration Statement.

With best regards,

Sharon D. Mitchell